As filed with the Securities and Exchange Commission on May 22, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HI-TECH PHARMACAL CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	11-2638720
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

369 Bayview Avenue, Amityville, NY 11701

(Address of Principal Executive Offices) (Zip Code)

HI-TECH PHARMACAL CO., INC. 2009 STOCK OPTION PLAN

HI-TECH PHARMACAL CO., INC. 1994 DIRECTORS STOCK OPTION PLAN

(Full title of the Plan)

David S. Seltzer

President and Chief Executive Officer

Hi-Tech Pharmacal Co., Inc.

369 Bayview Avenue, Amityville, NY 11710

(Name and address of agent for service)

(631) 789-8228

(Telephone number, including area code, of agent for service)

With a copy to:

Martin M. Goldwyn, Esq.

Tashlik, Kreutzer, Goldwyn & Crandell P.C.

40 Cuttermill Road

Great Neck, NY 11021

(516) 466-8005

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 126-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $.01 par value per share	500,000 shares	$30.09	$15,045,000	$1,724.16

(1)	The proposed commencement of sales is to be as soon as practicable after the Registration Statement has become effective and upon the exercise of any option granted under the Registrant’s 2009 Stock Option Plan (“2009 Stock Option Plan”) and the 1994 Directors Stock Option Plan (“Directors Stock Option Plan”) (collectively, with the 2009 Stock Option Plan, the “Plans”).
(2)	There are also being registered hereunder such additional shares of the Registrant’s common stock, par value of $.01 per share, as may be issuable in connection with adjustments under the Plans to reflect certain changes in the Registrant’s capital structure, including stock dividends or stock split-ups pursuant to Rule 416(a) under the Securities Act of 1933, as amended. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans described herein.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price is based upon (a) the registration hereunder of 400,000 shares of the Registrant’s Common Stock to be issued pursuant to options granted under the 2009 Stock Option Plan and 100,000 shares of the Registrant’s Common Stock to be issued pursuant to options granted under the Directors Stock Option Plan and (b) the proposed maximum offering price per share. The proposed maximum offering price per share represents the average of the high and low prices of the Registrant’s common stock, par value of $.01 per share, of $30.09 as reported on the NASDAQ Global Market on May 21, 2012.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Hi-Tech Pharmacal Co., Inc. (the “Registrant”) pursuant General Instruction E of Form S-8, for the purpose of registering an additional (a) 400,000 shares of Common Stock, $.01 par value per share (the “Common Stock”), of the Registrant which have been reserved for issuance upon the exercise of options to purchase Common Stock granted pursuant to the Registrant’s 2009 Stock Option Plan (“2009 Stock Option Plan”) and (b) 100,000 shares of Common Stock which have been reserved for issuance upon the exercise of options to purchase Common Stock granted pursuant to the Registrant’s 1994 Directors Stock Option Plan (“Directors Stock Option Plan” and collectively, with the 2009 Stock Option Plan, the “Plans”).

INCORPORATION OF CERTAIN DOCUMENTS

The Registrant’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) filed on December 23, 2010, File No. 333-171395; filed on August 2, 2010, File No.333-168458; filed on November 17, 2008, File No. 333-155047; filed on January 4, 2007, File No.333-139796; filed on July 25, 2005, File No.333-126872; filed on September 3, 2003, File No. 333-108473; and filed on September 11, 1997, File No. 333-35425; which relate to the Registrant’s Plans, are incorporated herein by reference.

Upon the effectiveness of this Registration Statement, a total of 1,900,000 shares of Common Stock issuable under the 2009 Stock Option Plan will be registered, consisting of 1,500,000 shares registered under the prior Registration Statements, plus 400,000 additional shares registered hereby. Additionally, upon the effectiveness of this Registration Statement, a total of 900,000 shares of Common Stock issuable under the Registrant’s 1994 Directors Stock Option Plan will be registered, consisting of 800,000 shares registered under the prior Registration Statements, plus 100,000 additional shares of Common Stock registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents which have been previously filed by the Registrant (File No. 0-20424) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), are incorporated herein by reference and shall be deemed to be a part hereof:

(1)	The Registrant’s Quarterly Reports on Form 10-Q for the periods ended January 31, 2012, October 31, 2011 and July 31, 2011, and the exhibits thereto filed with the Commission on March 9, 2012, December 8, 2011, and September 9, 2011, respectively, under Section 15(d) of the Exchange Act;

(2)	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 8, 2012;

(3)	The Registrant’s Annual Report on Form 10-K for the year ended April 30, 2011, filed with the Commission on July 12, 2011 under Section 15(d) of the Exchange Act;

(4)	All other reports and documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since April 30, 2010 and prior to the termination of the offering of securities covered by this Registration Statement; and

(5)	The description of the Registrant’s capital stock set forth in the Registrant’s Registration Statement No. 33-47860 on Form 8-A, dated July 21, 1992, filed with the Commission on July 21, 1992, pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding common stock, including any amendment or report filed for the purpose of updating such description;

other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K). are not deemed filed with the Commission or are not regarded to be incorporated herein by reference.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of such reports and documents, except for the portions of such reports and documents which by statute, by designation in such document or otherwise (including but not limited to information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K), are not deemed filed or are not regarded to be incorporated by reference herein).

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated in this Registration Statement by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

The Registrant’s Common Stock to be offered pursuant to this Registration Statement has been registered under Section 12 of the 1934 Act, as amended, as described in Item 3 of this Part II.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the shares of the Registrant’s Common Stock offered hereby will be passed upon for the Registrant by Tashlik, Kreutzer, Goldwyn & Crandell P.C., 40 Cuttermill Road, Great Neck, New York 11021. Mr. Martin M. Goldwyn, a director of the Registrant, and an officer of Tashlik, Kreutzer, Goldwyn & Crandell P.C., beneficially owns options to purchase approximately 70,897 shares of Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(A) Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the circumstances in which a Delaware corporation is permitted and/or required to indemnify its directors and officers. The DGCL permits a corporation to indemnify its directors and officers in certain proceedings if the director or officer has complied with the standard of conduct set forth in the DGCL. The standard of conduct requires that the director or officer must have acted in good faith, in a manner the person reasonably believed to be in or opposed to the best interests of the corporation, and, with respect to matters in a criminal proceedings, the director or officer must have had no reason to believe that his or her conduct was unlawful. With respect to suits by or in the right of the corporation, the DGCL permits indemnification of directors and officers if the person meets the standard of conduct, except that it precludes indemnification of directors and officers who are adjudged liable to the corporation, unless the Court of Chancery or the court in which the corporation’s action or suit was brought determines that the director or officer of the corporation is fairly and reasonably entitled to indemnity for expenses. To the extent that a present or former director or officer of the corporation is successful on the merits or otherwise in his or her defense of a proceeding, the corporation is required to indemnify the director or officer against reasonable expenses incurred in defending himself or herself. The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may be provide indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL provides that a corporation may relieve its directors from personal liability to the corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except for (i) a breach of the duty of loyalty; (ii) willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) for any transactions from which the director derived an improper personal benefit.

(B) Articles NINTH and TENTH of the Registrant’s Certificate of Incorporation contains the following provision relating to the indemnification of directors and officers:

NINTH: “A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No modification or repeal of the provisions of this Article shall adversely affect any right or protection of any director of the Corporation existing at the date of such modification or repeal or create any liability or adversely affect any such right or protection for any acts or omissions of such director occurring prior to such modification or repeal.

TENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

(C) Article XI of the Registrant’s By-Laws contains the following provisions relating to indemnification of officers and directors:

“Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(b) Right to Advancement of Expenses. The right to indemnification conferred upon directors and officers in paragraph (a) of this Section shall include the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan), shall be made only upon delivery to the corporation of an undertaking (hereinafter, an “undertaking”) by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The corporation may, to the extent authorized from time to time by the board of directors, grant rights to the advancement of expenses (including attorneys’ fees), to any employee or agent of the corporation to the fullest extent of the provisions of this Section with respect to advancement of expenses to directors and officers of the corporation.

(c) Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses (including attorneys’ fees) conferred in paragraphs (a) and (b) of this Section shall be contract rights. If a claim under paragraph (a) or (b) of this Section is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper under the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the corporation.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the corporation’s certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(e) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.”

The Registrant has entered into indemnification agreements with each of its current directors and officers, which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by Delaware law, including by reason of action or inaction occurring in the past, and circumstances in which indemnification and advancement of expenses to such persons are permitted or are discretionary to the greatest extent under Delaware law.

In addition, the Registrant currently maintains liability insurance for its directors and officers insuring them against certain liabilities asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The following exhibits are submitted herewith or incorporated herein by reference:

Exhibit Number	Description

*5.1	Opinion of Tashlik, Kreutzer, Goldwyn & Crandell P.C. to the legality of the shares being registered

*23.1	Consent of EisnerAmper LLP

23.2	Consent of Tashlik, Kreutzer, Goldwyn & Crandell P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to the Registration Statement)

99.0	Copy of Hi-Tech Pharmacal Co., Inc. 2009 Stock Option Plan (filed as an exhibit to Hi-Tech Pharmacal Co., Inc. Proxy Statement, dated October 8, 2009, filed October 1, 2009, File No. 000-20424) and incorporated herein by reference

99.1	Copy of form of Hi-Tech Pharmacal Co., Inc. Stock Option Agreement (filed as Exhibit 10.2 to the Hi-Tech Pharmacal Co., Inc. Registration Statement on Form S-1 (No. 33-47860) and incorporated herein by reference

99.2	Copy of Hi-Tech Pharmacal Co., Inc. 1994 Directors Stock Option Plan (filed as an exhibit to Hi-Tech Pharmacal Co., Inc.’s Registration Statement on Form S-8 (No. 333-3542) filed on September 11, 1997) and incorporated herein by reference

99.3	Copy of Form of Hi-Tech Pharmacal Co., Inc. Directors Stock Option Agreement (filed as Exhibit 99.3 to Hi-Tech Pharmacal Co., Inc. Registration Statement on Form S-8 (No. 333-35425) filed on September 11, 1997) and incorporated herein by reference

*	Filed herewith

ITEM 9.	UNDERTAKINGS.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That:

(1) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Amityville, State of New York, on the 21st day of May, 2012.

HI-TECH PHARMACAL CO., INC.

By:	/s/ David S. Seltzer
David S. Seltzer
Chairman of the Board, Chief Executive Officer, President and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of HI-TECH PHARMACAL CO., INC., hereby constitute and appoint David S. Seltzer and William Peters, and each of them, as our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to do be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ David S. Seltzer
David S. Seltzer	Chairman of the Board, Chief Executive Officer, President, Secretary and Treasurer and Director	May 21, 2012

/s/ William Peters
William Peters	Vice President and Chief Financial Officer	May 21, 2012

/s/ Reuben Seltzer
Reuben Seltzer	Vice Chairman - Business Development and Director	May 21, 2012

/s/ Martin M. Goldwyn
Martin M. Goldwyn	Director	May 21, 2012

/s/ Jack van Hulst
Jack van Hulst	Director	May 21, 2012

Yashar Hirshaut, M.D.	Director

/s/ Anthony J. Puglisi
Anthony J. Puglisi	Director	May 21, 2012

/s/ Bruce W. Simpson
Bruce W. Simpson	Director	May 21, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit Description

Exhibit 5.1*	Opinion of Tashlik, Kreutzer, Goldwyn & Crandell P.C.

Exhibit 23.1*	Consent of Independent Registered Public Accounting Firm

Exhibit 23.2	Consent of Counsel (included in Exhibit 5.1)

Exhibit 24.1	Power of Attorney (included in signature page to the Registration Statement)

Exhibit 99.0	Copy of Hi-Tech Pharmacal Co., Inc. 2009 Stock Option Plan (filed as an exhibit to Hi-Tech Pharmacal Co., Inc. Definitive Proxy Statement, dated October 8, 2009, filed October 1, 2009, File No. 000-20424) and incorporated herein by reference

Exhibit 99.1	Copy of form of Hi-Tech Pharmacal Co., Inc. Stock Option Agreement (filed as Exhibit 10.2 to Hi-Tech Pharmacal Co., Inc. Registration Statement on Form S-1 (No. 33-47860) filed on May 12, 1992) and incorporated herein by reference

Exhibit 99.2	Copy of Hi-Tech Pharmacal Co., Inc. 1994 Directors Stock Option Plan (filed as an exhibit to Hi-Tech Pharmacal Co., Inc.’s Registration Statement on Form S-8 (No. 333-3542) filed on September 11, 1997) and incorporated herein by reference

Exhibit 99.3	Copy of form of Hi-Tech Pharmacal Co., Inc. Directors Stock Option Agreement (filed as Exhibit 99.3 to Hi-Tech Pharmacal Co., Inc. Registration Statement on Form S-8 (No. 333-35425) filed on September 11, 1997) and incorporated herein by reference

*	Filed herewith